Exhibit 99.1

For Immediate Release

MPG OFFICE TRUST SETS JUNE 16 AS DATE OF
2011 ANNUAL MEETING OF STOCKHOLDERS

LOS ANGELES, April 13, 2011—MPG Office Trust, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, announced today the date of its 2011 Annual Meeting of Stockholders.

The 2011 Annual Meeting of Stockholders will be held on Thursday, June 16, 2011, at 8:00 am (local time) at the Omni Los Angeles Hotel, located at 251 South Olive Street, Los Angeles, California 90012.  At that time, stockholders of record will be asked to elect the Company’s directors and to vote upon any and all such other matters as may properly come before the Annual Meeting.  The Board has fixed the close of business on April 18, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any continuation, postponement or adjournment thereof.

About MPG Office Trust, Inc.
MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. MPG Office Trust, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing and financing. For more information on MPG Office Trust, visit our website at www.mpgoffice.com.

Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks associated with the timing and consequences of loan defaults and related asset dispositions; risks associated with our liquidity situation; risks associated with our dependence on key personnel whose continued service is not guaranteed; risks associated with the continued or increased negative impact of the current credit crisis and global economic slowdown; risks associated with contingent guaranties by our Operating Partnership; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with increases in interest rates, volatility in the securities markets and contraction in the credit markets affecting our ability to extend or refinance existing loans as they come due; risks associated with management’s focus on asset dispositions, loan defaults, cash generation and general strategic matters; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; and risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K filed on March 16, 2011 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	MPG Office Trust, Inc.
Jonathan L. Abrams
Senior Vice President and General Counsel
(213) 613-4873

Diane M. Marks
Vice President, Financial Reporting
(213) 613-4423